Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOVOS BRANDS, INC.

FIRST: The name of the corporation is Sovos Brands, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.001, amounting in the aggregate to $1.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: (1) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this ARTICLE EIGHTH, or adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHTH, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

(2)       The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (Indemnitee) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this ARTICLE EIGHTH. “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(3)        Neither any amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHTH, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.